Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. Box 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

                      P.A.M. TRANSPORTATION SERVICES, INC.
                    ANNOUNCES RESULTS FOR THE FIRST QUARTER
                             ENDED MARCH 31, 2002

Tontitown, AR,  April 16, 2002    P.A.M.  Transportation Services, Inc. (NASDAQ:
PTSI) today reported net income of $3,606,089 or diluted and basic earnings per share of $.40 for the quarter ended March 31, 2002 compared to net income of $2,638,856 or diluted and basic earnings per share of $.31 for the quarter ended March 31, 2001. Revenues for the first quarter of 2002 increased 8.4% to $63,313,480 compared to $58,405,763 in the same quarter of 2001.

Robert W. Weaver, President of the Company, commented, "Our quarter ending March 31, 2002 has been one of the most eventful quarters in the history of our Company. Business has continued to remain strong and allowed us to report strong earnings for the quarter. The successful completion of a stock offering during the quarter has had a significant positive impact on our balance sheet as we used net proceeds to repay a portion of our outstanding indebtedness. We are both pleased and proud of our position in the industry."

P.A.M. Transportation Services, Inc., is a leading truckload dry van carrier transporting general commodities throughout the continental United States as well as in the Canadian provinces of Ontario and Quebec. We also provide transportation services in Mexico through our gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.